Exhibit 99.1

AxoGen, Inc. Reports Third Quarter 2013 Financial Results

Regenerative medicine company AXGN delivers record quarterly revenues

AxoGen Third Quarter 2013 Highlights:

•	Revenues increased 49.3% from 3Q 2012 to $2.96 million

•	Gross profit increased 60.4% from 3Q 2012 to $2.31 million

•	Gross profit margin at 78.0%, up 5.4% from 3Q 2012

•	Operating loss increased 11.5% from 3Q 2012 to $2.28 million

•	Raised gross proceeds of $18.6 million in a public offering and up-listed to NASDAQ

ALACHUA, FL – October 30, 2013 – AxoGen, Inc. (NASDAQ: AXGN), a leader in the science and commercialization of surgical solutions for peripheral nerve repair, announced financial results for the third quarter ended September 30, 2013.

Karen Zaderej, Chief Executive Officer of AxoGen, said, “We made excellent progress in all areas of our business during the third quarter including revenue growth of nearly 50% and the up-listing of our stock to NASDAQ in conjunction with our capital raise of $18.6 million. The Company also had a robust presence at two major clinician conferences, the annual meetings of the American Society for Surgery of the Hand and the American Association of Oral and Maxillofacial Surgeons, which increased awareness of our full suite of peripheral nerve repair products.”

Revenue

Revenues for the third quarter 2013 were $2.96 million, up 49.3% compared to $1.98 million in the third quarter 2012, driven primarily by sales to new accounts and increased product usage by existing accounts.

Gross Profit

Gross profit for the third quarter 2013 was $2.31 million, up 60.4% compared to $1.44 million in the third quarter 2012. Gross profit margin for the third quarter 2013 was 78.0%, up 5.4% compared to 72.6% in the third quarter 2012. The year-over-year improvement in gross profit was primarily attributable to revenue growth, manufacturing efficiencies and a product price increase implemented during the first quarter 2013.

Operating Expenses

Total operating expenses in the third quarter 2013 were $4.58 million, up 31.7% compared to $3.48 million in the third quarter 2012. Third quarter 2013 sales and marketing expense was $2.76 million, up 62.5% compared to $1.70 million in the third quarter 2012. The increase was primarily attributable to rising commissions due to higher sales, expansion of the Company’s direct sales force and increased investment in marketing efforts. During the period, the Company expanded its public relations efforts and surgeon education programs, including training events and product materials.

Third quarter 2013 general and administrative expense was $1.23 million, down 11.5% compared to $1.39 million in the third quarter 2012. The decrease was primarily attributable to a non-recurring expense related to a license agreement that was incurred in the third quarter of 2012, along with reduced depreciation and amortization expenses and lower professional fees based upon the timing of such services. This was partially offset by increased salary expense and benefits, travel, and public company expenses.

Third quarter 2013 research and development expense was $0.59 million, up 52.1% compared to $0.39 million in the third quarter 2012. The increase was primarily attributable to costs associated with the Company’s investment in clinical studies that support the use and regulatory position of the Company’s products.

Loss from Operations and Net Loss

Operating loss in the third quarter 2013 was $2.28 million, compared to $2.04 million in the third quarter 2012. Net loss in the third quarter 2013 was $3.55 million, or ($0.25) per share, compared to net loss of $2.24 million, or ($0.20) per share, in the third quarter 2012. The basic and diluted weighted average common shares outstanding in the third quarter 2013 were 14,320,113, which includes shares issued in the Company’s public offering of common stock completed in September 2013. This compares to basic and diluted weighted average common shares outstanding in the third quarter 2012 of 11,104,353.

Balance Sheet

As of September 30, 2013, the Company had $22.59 million in cash and cash equivalents and approximately $24.33 million in long-term note payable – revenue interest purchase agreement. In the third quarter of 2013, the Company raised net proceeds of $16.7 million in a public offering of common stock. AxoGen had working capital of approximately $26.66 million and a current ratio of 21.24 at September 30, 2013, compared to working capital of $16.82 million and a current ratio of 12.36 at December 31, 2012.

Conference Call

AxoGen, Inc. management will host a conference call and webcast to review the third quarter 2013 financial results on Thursday, October 31, 2013 at 10:00 am ET. The conference call and webcast information is as follows:

Conference dial-in:	877-674-2413
International dial-in:	914-495-8604
Conference Name:	AxoGen, Inc. Third Quarter 2013 Results Conference Call
Conference ID:	82347276
Conference Call Webcast:	www.AxoGenInc.com/Investors.html

Following the live call, a replay will be available on the Company’s website, www.AxoGenInc.com, under “Investors.”

About AxoGen, Inc.

AxoGen (NASDAQ: AXGN) is a leading regenerative medicine company dedicated to advancing the science and commercialization of peripheral nerve repair solutions. The Company’s innovative approach to regenerative medicine has resulted in first-in-class products that will define their product categories. AxoGen’s products offer a full suite of surgical nerve repair solutions including Avance® Nerve Graft, the only off-the-shelf commercially available processed nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa ExtraCellular Matrix (ECM) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments.

Avance® Nerve Graft is processed in the United States by AxoGen. AxoGuard® Nerve Connector and AxoGuard® Nerve Protector are manufactured in the United States by Cook Biotech Incorporated, West Lafayette, Indiana, and are distributed exclusively by AxoGen.

AxoGen is the parent of its wholly owned operating subsidiary, AxoGen Corporation. AxoGen’s principal executive office and operations are located in Alachua, FL.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “continue”, “may”, “should”, “will” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product commercialization and marketing efforts for its portfolio of peripheral nerve repair products, Avance® Nerve Graft, AxoGuard® Nerve Connector and AxoGuard® Nerve Protector, product development, financial performance, sales growth, product adoption, market awareness of our products and data validation. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen’s business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

AxoGen, Inc.

Greg Freitag, Chief Financial Officer

386-462-6856

InvestorRelations@AxoGenInc.com

www.AxoGenInc.com

AxoGen, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,586,450	$13,907,401
Accounts receivable	1,740,216	1,050,089
Inventory	3,460,064	3,151,109
Prepaid expenses and other	177,435	187,256

Total current assets	27,964,165	18,295,855

Property and equipment, net	114,229	108,534
Intangible assets	579,817	573,731
Deferred Financing Costs	1,105,795	1,252,443

	$29,764,006	$20,230,563

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$1,317,121	$1,479,752

Total current liabilities	1,317,121	1,479,752
Note Payable - Revenue Interest Purchase Agreement	24,332,525	21,580,252

Total liabilities	25,649,646	23,060,004

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, $.01 par value; 50,000,000 shares authorized; 17,339,271 and 11,122,573 shares issued and outstanding	173,393	111,226
Additional paid-in capital	72,237,945	54,908,226
Accumulated deficit	(68,296,978)	(57,848,893)

Total shareholders’ equity	4,114,360	(2,829,441)

	$29,764,006	$20,230,563

AxoGen, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
Revenues	$2,957,462	$1,980,849	$7,962,683	$5,646,792
Cost of goods sold	650,212	542,235	1,843,748	1,483,310

Gross profit	2,307,250	1,438,614	6,118,935	4,163,482
Costs and expenses:
Sales and marketing	2,757,241	1,697,317	7,177,170	4,907,800
Research and development	593,643	390,395	1,498,904	1,053,889
General and administrative	1,233,360	1,393,890	4,237,738	3,772,659

Total costs and expenses	4,584,244	3,481,602	12,913,812	9,734,348

Loss from operations	(2,276,994)	(2,042,988)	(6,794,877)	(5,570,866)

Other income (expense):
Interest expense	(1,214,603)	(145,426)	(3,505,869)	(395,769)
Interest expense—deferred financing costs	(61,216)	(60,013)	(146,648)	(154,947)
Other income (expense)	32	11,618	(696)	9,295

Total other income (expense)	(1,275,787)	(193,821)	(3,653,213)	(541,421)
Loss before income taxes	(3,552,781)	(2,236,809)	(10,448,090)	(6,112,287)
Income tax benefit	—	—	—	736,434

Net loss	$(3,552,781)	$(2,236,809)	$(10,448,090)	$(5,375,853)

Weighted Average Common Shares outstanding – basic and diluted	14,320,113	11,104,353	12,205,863	11,083,740

Loss Per Common share - basic and diluted	$(0.25)	$(0.20)	$(0.86)	$(0.49)

AxoGen, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended
	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net loss	$(10,448,090)	$(5,375,853)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	60,869	145,891
Amortization of intangible assets	44,176	245,002
Amortization of deferred financing costs	146,648	68,141
Amortization of debt discount	—	36,806
Stock-based compensation	534,673	478,701
Interest added to note	2,752,273	—
Change in assets and liabilities:
Accounts receivable	(690,127)	(127,890)
Inventory	(308,955)	(962,130)
Prepaid expenses and other	9,821	(75,228)
Accounts payable and accrued expenses	(162,631)	278,394

Net cash used for operating activities	(8,061,343)	(5,288,166)

Cash flows from investing activities:
Purchase of property and equipment	(66,564)	(37,429)
Acquisition of intangible assets	(50,262)	(82,294)

Net cash used for investing activities	(116,826)	(119,723)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,750,000
Proceeds from issuance of common stock	16,784,203	—
Debt issuance costs	—	(118,476)
Proceeds from exercise of stock options	73,015	30,741
Payment of fractional shares from Merger	—	(58)

Net cash (used by) provided by financing activities	16,857,218	1,662,207

Net increase (decrease) in cash and cash equivalents	8,679,049	(3,745,682)
Cash and cash equivalents, beginning of year	13,907,401	8,190,781

Cash and cash equivalents, end of period	22,586,450	4,445,099

Supplemental disclosures of cash flow activity:
Cash paid for interest	$749,857	$447,144